Exhibit to Accompany
Item 77J
Form N-SAR
Wasatch Funds, Inc.
(the "Funds")



In accordance to the provisions of Statement of Position 93 - 2 (SOP 93 - 2) "Determination,
Disclosure and Financial Statement Presentation of
Income, Capital Gain and Return of Capital
Distributions by Investment Companies," the
Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, reclassifications were recorded to increase
(decrease) paid-in-capital in excess of par by $252,374, $(1,250,654), $(44,614), $(1,482,774), $4,679,463,
$434,332, $(11,198,408), $5,897,409, $4,223,985 and $0,
increase undistributed net investment income by $(1,416,540), $1,252,221, $43,559, $1,462,979, $10,804,110,
$1,501,211, $11,238,907, $1,954,232, $7,484,979 and $0 and
increase (decrease) undistributed net realized gain (loss) by $1,164,166, $(1,567), $1,055, $19,795, $(15,483,573), $(1,935,543),
$(40,499), $(7,851,641), $(11,708,964) and $0 for the
Core Growth, Global Science & Technology, Heritage
Growth, International Growth, Micro Cap, Micro Cap Value,
Small Cap Growth, Small Cap Value, Ultra Growth and U.S. Treasury Funds, respectively, for the fiscal year ended September 30, 2004.

The reclassification has no impact on the net asset value of the Fund and is designed to present the Funds' capital accounts on a tax basis.